Exhibit 10.12

McKESSON CORPORATION

EXECUTIVE MEDICAL PLAN

(As Amended and Restated Effective January 1, 2004)

TABLE OF CONTENTS

A.	PURPOSE	2

B.	ERISA PLAN	2

C.	PARTICIPATION OF EXECUTIVES	2

D.	PARTICIPATION OF DEPENDENTS	3

E.	ENROLLMENT PERIODS	3

F.	CESSATION OF PARTICIPATION	6

G.	MEDICAL, DENTAL, VISION AND DRUG BENEFITS	8

H.	GENERAL PLAN EXCLUSIONS	8

I.	COBRA CONTINUATION COVERAGE	12

J.	CLAIMS AND APPEALS	18

K.	COORDINATION OF BENEFITS	24

L.	PAYMENT OF BENEFITS	28

M.	SOURCE OF CONTRIBUTIONS	30

N.	ADMINISTRATION OF THE PLAN	31

O.	DURATION AND AMENDMENT OF THE PLAN	32

P.	DEFINITIONS	32

Q.	SUCCESSORS	36

R.	EXECUTION	36

i

McKESSON CORPORATION

EXECUTIVE MEDICAL PLAN

(As of January 1, 2004)

A. PURPOSE

     This Plan was established to enable the Company to attract and retain key executive personnel by providing medical, prescription drug, dental and vision benefits to Executives and their eligible Dependents. This Plan has been amended and restated to read as set forth herein effective January 1, 2004. Claims for benefits under the Plan incurred prior to January 1, 2004 shall be governed by the terms of the Plan as in effect at the time the claim was incurred.

B. ERISA PLAN

     This Plan is a welfare benefit plan intended primarily for a select group of management or highly compensated employees of the Company. The Plan therefore is covered by Title I of ERISA except that it is exempt from the reporting and disclosure provisions of Part 1 of Title I of ERISA.

     All benefits under the Plan are provided through a group insurance contract or contracts issued by an Insurance Company or Companies.

C. PARTICIPATION OF EXECUTIVES

     1. Selection by Compensation Committee. The Compensation Committee may select, at its discretion and from time to time as it decides, the key Executives who participate in this Plan. Participation in the Plan shall be limited to those Executives of the Company who are selected by the Compensation Committee. Selection of a key Executive to participate in the Plan may be evidenced by the terms of his contract of employment with the Company. Prior to January 1, 2004, the Board had reserved to itself the power to select Executives to participate in the Plan.

     2. Each eligible Executive shall commence participation in the Plan on the date specified by the Compensation Committee provided that such Executive makes an election to participate in accordance with Section E. and has commenced Active Service with the Company.

     An Executive who has been selected by the Compensation Committee to participate in the Plan and has enrolled in the Plan may continue to actively participate in the Plan following the Executive’s Approved Retirement from the Company.

     3. Election Not to Participate. Subject to the restrictions on cessation of participation in the McKesson Corporation Cafeteria Arrangement, an Executive may elect not to participate in this Plan. Such election shall be in writing and shall become effective upon its receipt by the Administrator. No compensation or benefits in lieu of this Plan shall be paid to an Executive who elects not to participate.

     4. Addition and Removal of Participants. The Compensation Committee may, at its discretion and at any time, designate additional Executives to participate in the Plan and remove Executives from participation in the Plan. When an Executive is removed from participation in the Plan by the Compensation Committee, he or she shall be treated, solely for purposes of this Plan, as if he or she had terminated his or her employment with the Company for reasons other than Approved Retirement. Prior to January 1, 2004, the Board had reserved to itself the power to designate additional Executives to participate in the Plan and to remove Executives from participation in the Plan.

     5. Notification of Participants. The Administrator shall annually notify each Executive that he or she is a participant in the Plan.

     6. Relation to Other Plans. If an Executive participates in this Plan, he or she shall not participate in any other medical, prescription drug, dental and/or vision plan or similar program sponsored by the Company unless otherwise specifically approved by the Administrator in writing.

D. PARTICIPATION OF DEPENDENTS

     A Dependent of an Executive is eligible to commence participation in the Plan on the same date as the Executive or, if later, the date on which the Dependent becomes eligible for coverage. If the Dependent is newly acquired and the Executive is already covered, the Dependent becomes eligible on the date the Executive first acquires the Dependent. The date that an Executive first acquires a Dependent is:

     1. In the case of marriage, on the date of marriage; or

     2. In the case of a Domestic Partnership, within 30 days of meeting the Affidavit Declaring Domestic Partners requirements, provided, however, that the six month Domestic Partner relationship requirement is waived if the Executive had a Domestic Partner who died during the six months prior to meeting the remaining requirements of the Affidavit Declaring Domestic Partners or

     3. In the case of a Dependent’s birth, on the date of such birth; or

     4. In the case of a Dependent’s adoption or placement for adoption, on the date of such adoption or placement for adoption.

     Notwithstanding the foregoing, no Dependent may become covered for benefits prior to the date the Executive becomes covered.

E. ENROLLMENT PERIODS

     1. Initial Enrollment Period. Following an Executive’s selection to participate in the Plan by the Compensation Committee, an Executive may elect participation for himself and his eligible Dependents by submitting a notice of election in any manner permitted by the Plan to the Company within 31 days of the later of the following: the date the Executive becomes eligible to participate or the date enrollment materials are provided by the Plan to the Executive. Coverage will commence on the date the Executive commences Active Service.

     If an Executive has a Spouse or child who meets the definition of Dependent but the Executive has not elected coverage for the Spouse or child during the Initial Enrollment Period, the Spouse or child may be enrolled upon the Plan’s receipt of a court order requiring the Executive to provide coverage for such Spouse or child. Coverage will become effective on the date of the court order.

     2. Special Enrollment Periods. Certain Executives and Dependents may be eligible to enroll mid-year because (a) his or her prior coverage under a different group health plan was lost, or (b) a new Dependent was acquired

          a. Criteria to enroll for those losing other coverage. An Executive who has previously waived coverage under the Plan or an eligible Dependent for whom the Executive has previously waived coverage under the Plan is eligible to enroll in the Plan within 31 days after the termination of coverage under any other group medical plan or health insurance. For this purpose, “termination of coverage” includes loss of coverage resulting from:

               i. Reduction in the number of hours of employment of the Dependent through whom the Executive or Dependent had the other coverage; or

               ii. Termination of employment of the Dependent through whom the Executive or Dependent had the other coverage; or

               iii. Death of the Dependent through whom the Executive or Dependent had the other coverage; or

               iv. Divorce or legal separation; or

               v. The termination of employer contributions towards such coverage; or

               vi. The exhaustion of COBRA coverage if the prior coverage was pursuant to COBRA; or

               vii. The termination of no share-of-cost Medi-Cal coverage if the prior coverage was no share-of-cost Medi-Cal coverage.

     An Executive or Dependent will not be eligible to enroll in the Plan pursuant to this Section if the prior medical coverage was terminated due to (i) the failure of the Executive or participant in the other medical plan to pay premiums on a timely basis, or (ii) misconduct such as making a fraudulent claim or intentionally misrepresenting a material fact in connection with the prior plan.

     Coverage pursuant to this section will become effective on the date of the election.

          b. Criteria to enroll for those who acquired a new Dependent through birth, adoption or placement for adoption: An otherwise eligible Executive who has previously waived medical and prescription drug coverage under the Plan who later acquires a Dependent through birth, adoption, or placement for adoption is eligible to commence participation in the Plan on the date that the Executive first acquires the Dependent (i.e., the date of birth, adoption, or placement for adoption), provided that the Dependent enrolls concurrently with the Executive and such enrollment occurs within 31 days of the Executive’s acquiring the new Dependent.

     Coverage pursuant to this section will commence on the date of the newly acquired Dependent’s birth, adoption or placement for adoption.

          c. Criteria to enroll for those who acquired a new Dependent through marriage. An otherwise eligible Executive who has previously waived coverage under the Plan and who later acquires a Dependent through marriage is eligible to commence participation in the Plan for himself and his Spouse, provided that the Dependent enrolls concurrently with the Executive and such enrollment occurs within 31 days of the Executive’s acquiring the new Dependent. Coverage pursuant to this section will commence on the date of the election.

          d. Criteria to enroll for those who acquired a new Dependent through Domestic Partnership: An otherwise eligible Executive who has previously waived coverage under the Plan who later acquires a Dependent through a Domestic Partnership is eligible to commence participation in the Plan on the date that the Executive first acquires the Dependent (i.e., within 30 days of meeting the Affidavit Declaring Domestic Partners requirements provided, however, that the six month Domestic Partnership requirement is waived if the Executive had a Domestic Partner who died during the six months prior to meeting the remaining requirements of the Affidavit Declaring Domestic Partners) provided that the Dependent enrolls concurrently with the Executive and such enrollment occurs within 31 days of the Executive’s acquiring the new Dependent.

     Coverage pursuant to this section will become effective on the date of the election.

     3. Annual enrollment period. An otherwise eligible Executive or Dependent who is not covered by the Plan may enroll or may be enrolled by the Executive during the annual enrollment period conducted by the Company. Such coverage will commence on the date prescribed by the Company, provided the Executive is in Active Service on that date. If the Executive is not in Active Service on that date, coverage will become effective on the date he returns to Active Service.

     4. Procedures with Respect to Medical Child Support Orders. In the event that a Medical Child Support Order is received by the Plan, the Company shall promptly notify the affected Executive and the Alternate Recipient (or such recipient’s designated representative) of the receipt of such order and the Plan’s procedures for determining the qualified status of such order under Section 609 of ERISA. The Company shall then, within a reasonable period after receipt of such order, determine whether such order is a Qualified Medical Child Support Order and notify the Executive and each Alternate Recipient (or such Alternate Recipient’s designated representative) of its determination. If the Plan receives a National Medical Support Notice, the

Company shall, within 40 business days after the date of the notice or sooner if reasonable, determine whether such notice is a Qualified Medical Child Support Order and notify the applicable State IV-D agency, the affected Executive and the Alternate Recipient (or such Alternate Recipient’s designated representative) of the Company’s determination. Coverage for the Alternate Recipient will become effective on the date of the Qualified Medical Child Support Order.

     Notwithstanding any other provision of the Plan, any payment for benefits made by the Plan pursuant to a Qualified Medical Child Support Order shall be made to the Alternate Recipient’s custodial parent, unless that person authorizes payment to be made directly to the provider of services or supplies.

F. CESSATION OF PARTICIPATION

     1. Executives. Subject to Section I., an Executive shall cease to participate in the Plan on the earliest of:

          a. The last day of the month for which the Executive makes the required contribution, if any, as determined by the Company; or

          b. The date that the Executive terminates employment with the Company, unless the Executive retires from the Company under an Approved Retirement and is eligible to receive benefits under the McKesson Corporation Retirement Plan; or

          c. The date the Executive enters the armed forces of any country, unless he is on a leave of absence that requires continued participation in the Plan during the period of the leave, as described in Section I.; or

          d. The date the individual ceases to qualify as an Executive;

          e. The date the Executive dies; or

          f. The date the Plan is terminated.

     2. Executives on Leave. An Executive’s employment will be considered to terminate when he is no longer actively engaged in work for the Company or its subsidiary or affiliate. However, the Executive may continue participation in the Plan for himself and his Dependents, upon payment of any required contribution, in the event of certain approved circumstances according to the following leave classifications:

          a. Personal Leave and Educational Leave. Duration of the Company approved leave but not to exceed the end of the month following the month in which the leave commenced;

          b. Family and Medical Leave. Duration of the leave as established under the Family and Medical Leave Act;

          c. Military Leave. Duration of the leave up to the limits as established under the Uniformed Services Employment and Reemployment Act of 1994, as described in Section I.;

          d. Layoff. Duration of leave but not to exceed the end of the month following the month in which the layoff began;

          e. Disability Leave. Duration of the Company approved leave but not to exceed beyond 30 months from the start of the leave.

     3. Dependents of Executives. Subject to Section I. a Dependent of an Executive ceases to participate in the Plan on the earliest of:

          a. The last day of the month that the Executive ceases to participate in the Plan; or

          b. The last day of the month for which the Executive makes the required contributions, if any, as determined by the Company; or

          c. The last day of the month in which the Dependent ceases to be eligible as defined herein; or

          d. The date that Dependent coverage under the Plan is discontinued; or

          e. The date the Plan is terminated.

     A Dependent child’s coverage whose coverage is continued after attainment of age 19 as a result of the Dependent child’s handicap will cease on the earliest of the following: (1) the cessation of the child’s handicap; (2) the failure to provide proof of the continuation of the child’s handicap; (3) the failure to undergo any exam required by the Plan or the Insurance Company; and (4) the termination of child’s coverage for any reason other than reaching the maximum age for coverage.

     4. Termination of Coverage for False Representations. Notwithstanding any other provision of the Plan, if an Executive or Dependent makes a false representation to the Plan or the Insurance Company, coverage for the Executive and his Dependent(s) may be immediately and permanently terminated by the Plan in its sole discretion. The Plan reserves the right to seek financial damages resulting from such false representation, and may pursue legal action against the Participant and/or Dependent who made the false representation. For purposes of the Plan, “false representation” includes, but is not limited to, submitting falsified claims or covering an individual who does not qualify as a Dependent under the terms of the Plan.

     5. Certificate of Group Health Plan Coverage. An Executive or a Dependent having coverage will receive a Certificate of Creditable Coverage upon losing coverage under the Plan for any reason. This Certificate offers proof that the individual had been covered under the Plan, and it may allow the individual to receive credit toward a new plan’s waiting period for preexisting conditions.

G. MEDICAL, DENTAL, VISION AND DRUG BENEFITS

     The benefits provided under the Plan shall be insured under a group insurance contract or contracts that shall be issued in a form approved by the Company by one or more Insurance Companies selected by the Company. The terms of this Plan together with the Certificate of Coverage and Summary of Coverage issued by the Insurance Company are hereby incorporated by reference and shall be an integral part of the Plan. The Certificate of Coverage and Summary of Coverage describe the terms of coverage, under the group insurance contract or contracts including, but not limited to, the covered services and supplies, exclusions, limitations on benefits, coordination of benefits, right of reimbursement and/or subrogation, any applicable copayments or coinsurance, deductibles, out-of-pocket maximums, lifetime maximum benefits, provider networks, continuation of coverage and conversion privileges, if any, and claims and appeal procedures.

     Covered Expenses. The Plan pays benefits for medically necessary medical (including over the counter drugs and medicines), dental and vision expenses that would be considered “medical care” as defined under Internal Revenue Code section 213(d).

     The Lifetime Maximum Benefit per covered person under the Plan is $2,000,000. If, as of the end of a calendar year during which a Participant has been covered by this Plan the Participant has used some but not all of his Lifetime Maximum Benefit, then at the beginning of the following calendar year any previously used portion of a Participant’s Lifetime Maximum Benefit will be automatically reinstated for future charges to the extent of the lesser of (1) $10,000 or (2) the amount needed to reinstate his entire Lifetime Maximum Benefit. No portion of the Participant’s Lifetime Maximum Benefit will be reinstated under this paragraph in the following calendar year if, as of the end of a calendar year, the Participant has used his entire Lifetime Maximum Benefit.

     The Insurance Company is independent of the Company, and the Company does not guarantee nor shall it be responsible for the financial soundness of the Insurance Company or the quality of care provided by the Insurance Company. The Company cannot assist Executives or their Dependents in recovering from the Insurance Company any benefits due to the Executive or Dependent or protect the Executive or Dependent from any liability due to the Insurance Company’s failure to fulfill its obligations. Although the terms of coverage under the group insurance contract or contracts may differ from the terms of the Plan and may state different age requirements for dependents, an individual must be eligible to participate under the terms of this Plan in order to obtain benefits under the insurance contract or contracts.

H. GENERAL PLAN EXCLUSIONS

     Coverage under the Plan is not provided for any of the following charges:

     1. Those for care, treatment, services, or supplies that are not prescribed, recommended, or approved by the person’s attending physician or dentist.

     2. Those for or in connection with services or supplies that are, as determined by the Insurance Company in its sole discretion, to be experimental or investigational. A drug, a device, a procedure, or treatment will be determined to be experimental or investigational if:

          a. There are insufficient outcomes data available from controlled clinical trials published in the peer reviewed literature to substantiate its safety and effectiveness for the disease or injury involved; or

          b. If required by the FDA, approval has not been granted for marketing; or

          c. A recognized national medical or dental society or regulatory agency has determined, in writing, that it is experimental, investigational, or for research purposes ; or

          d. The written protocol or protocols used by the treating facility, or the protocol or protocols of any other facility studying substantially the same drug, device, procedure, or treatment, or the written informed consent used by the treating facility or by another facility studying the same drug, device, procedure, or treatment states that it is experimental, investigational, or for research purposes.

     However, this exclusion will not apply with respect to services or supplies (other than drugs) received in connection with a disease; if the Insurance Company determines that:

               i. the disease can be expected to cause death within one year, in the absence of effective treatment; and

               ii. the care or treatment is effective for that disease or shows promise of being effective for that disease as demonstrated by scientific data. In making this determination the Insurance Company will take into account the results of a review by a panel of independent medical professionals. They will be selected by the Insurance Company. This panel will include professionals who treat the type of disease involved.

     Also, this exclusion will not apply with respect to drugs that:

               iii. have been granted treatment investigational new drug (IND) or Group c/treatment IND status; or

               iv. are being studied at the Phase III level in a national clinical trial sponsored by the National Cancer Institute;

if the Insurance Company determines that available scientific evidence demonstrates that the drug is effective or shows promise of being effective for the disease.

     3. Those for or related to services, treatment, education testing, or training related to learning disabilities or developmental delays.

     4. Those for care furnished mainly to provide a surrounding free from exposure that can worsen the person’s disease or injury.

     5. Those for or related to the following types of treatment: primal therapy; rolfing; psychodrama; megavitamin therapy; bioenergetic therapy; vision perception training; or carbon dioxide therapy.

     6. Those for treatment of covered health care providers who specialize in the mental health care field and who receive treatment as a part of their training in that field.

     7. Those for services of a resident physician or intern rendered in that capacity.

     8. Those that are made only because there is health coverage.

     9. Those that a covered person is not legally obliged to pay.

     10. Those, as determined by the Insurance Company, to be for custodial care.

     11. To the extent allowed by the law of the jurisdiction where the group contract is delivered, those for services and supplies:

          a. Furnished, paid for, or for which benefits are provided or required by reason of the past or present service of any person in the armed forces of a government.

          b. Furnished, paid for, or for which benefits are provided or required under any law of a government. (This exclusion will not apply to “no fault” auto insurance if it: is required by law; is provided on other than a group basis; and is included in the definition of “other plan” in Section K.1. In addition, this exclusion will not apply to: a plan established by government for its own employees or their dependents; or Medicaid.)

     12. Those for education, special education, or job training whether or not given in a facility that also provides medical or psychiatric treatment.

     13. Those for therapy, supplies, or counseling for sexual dysfunctions or inadequacies that do not have a physiological or organic basis.

     14. Those for or related to sex change surgery or to any treatment of gender identity disorders.

     15. Those for or in connection with career, social adjustment, pastoral, or financial counseling.

     16. Those for or in connection with speech therapy. This exclusion does not apply to charges for speech therapy that is expected to restore speech to a person who has lost existing speech function (the ability to express thoughts, speak words, and form sentences) as the result of a disease or injury.

     17. Those to the extent they are not reasonable charges.

     18. Those for more than a 90 day supply per prescription or refill.

     19. Those for the administration or injection of any drug.

     20. Those for the following injectable drugs:

          a. Allergy sera or extracts; and

          b. Imitrex, if it is more than the 48th such kit or 96th such vial dispensed to the person in any year

     21. Those for any refill of a drug if it is more than the number of refills specified by the prescriber. Before recognizing charges, the Insurance Company may require a new prescription or evidence as to need;

     22. If the prescriber has not specified the number of refills; or

     23. If the frequency or number of prescriptions or refills appears excessive under accepted medical practice standards.

     24. Those for any refill of a drug dispensed more than one year after the latest prescription for it or as permitted by the law of the jurisdiction in which the drug is dispensed.

     25. Those for any drug provided by or while the person is an inpatient in any health care facility; or for any drug provided on an outpatient basis in any health care facility to the extent benefits are paid for it under any other part of this Plan or under any other medical or prescription drug expense benefit plan carried or sponsored by the Company.

     26. Those for immunization agents.

     27. Those for any contraceptive drugs, except oral contraceptives.

     28. Those for more than four unit doses per 30 day supply for the following treatment of erectile dysfunction, impotence, or sexual dysfunction or inadequacy:

          a. Sildenafil citrate;

          b. Phentolamine;

          c. Apomorphine;

          d. Alprostadil;

     29. Any other prescription drug that is in a similar or identical class and has a similar or identical mode of action or exhibits similar or identical outcomes.

     30. This limitation applies whether or not the prescription drug is delivered in oral, injectable, or topical (including, but not limited to, gels, creams, ointments, and patches) forms. If the drug is not taken orally, the dosage covered will be determined by the Insurance Company based on the comparable cost for a 30 day supply of pills.

     31. Those for a prescription drug dispensed by a mail order pharmacy.

     32. Any other item excluded in the Certificate of Coverage provided by the Insurance Company.

     33. Any exclusion above will not apply to the extent that coverage of the charges is required under any law that applies to the coverage.

     34. The law of the jurisdiction where a person lives when a claim occurs may prohibit some benefits. If so, they will not be paid.

I.	COBRA CONTINUATION COVERAGE

     The COBRA Continuation Coverage described in this Section I. shall apply in regard to an Executive’s or Dependent’s right to continuation coverage under federal law. The Certificate of Coverage issued by the Insurance Company may provide for additional rights to continuation coverage under state law.

     1. Eligibility for COBRA Continuation Coverage. If an Executive’s or a Dependent’s coverage under the Plan terminates under Section F. due to a Qualifying Event, such Executive or Dependent shall be eligible for COBRA Continuation Coverage under the Plan pursuant to the provisions of this Section I. For the purposes of this Section I. “Dependent” includes a child born to, adopted or placed for adoption with a covered Executive during a period of COBRA Continuation Coverage; thus such a child has equivalent COBRA rights as other Dependents whose coverage under the Plan was terminated due to a Qualifying Event. An Executive’s “Qualifying Event” is the event which causes the Executive’s loss of status as an Executive due to termination of employment, retirement or reduction of hours. For purposes of this Section I., the “Qualifying Event” for an Executive on an unpaid leave covered by the federal Family and Medical Leave Act shall be deemed to occur at the end of such leave or, if earlier, on the date the Executive notifies the Company that he will not return to employment following such leave. A “Qualifying Event” of a covered Dependent of an Executive is one of the following events:

          a. The Qualifying Event of the Executive; or

          b. The death of the Executive; or

          c. The divorce or legal separation of the Executive from the Executive’s Spouse, or termination of Domestic Partnership; or

          d. The loss of status as a Dependent for any reason, including age, marriage, cessation of disability, or cessation of financial dependence on the Executive.

     COBRA Continuation Coverage is not available to any individual who was not a Executive or covered Dependent immediately before the Qualifying Event, except as provided in Section I.2.b. below.

     2. Benefits Available During COBRA Continuation Coverage.

     An individual who elects COBRA Continuation Coverage under this Section I. shall continue his or her status as an Executive or a Dependent under the Plan, except that a Dependent who individually elects COBRA Continuation Coverage under Section I.4. shall be treated as an Executive. Such individuals are entitled to the same rights and benefits available to individuals who became Executives or Dependents pursuant to Sections C or D, except to the extent otherwise provided in this Section I.

          a. Medical Benefits. An Executive or an individual who is treated as an Executive may elect COBRA Continuation Coverage for medical and prescription drug coverage.

          b. Added Dependents. An Executive or an individual who is treated as an Executive may add an individual as a Dependent during a period of COBRA Continuation Coverage pursuant to the provisions of Sections E.2. and E.3. Any individual so added is entitled to benefits under the Plan until the earlier of the date the Executive’s COBRA Continuation Coverage ends or the date the individual ceases to be a Dependent.

          c. Maximum Benefits.

               i. Lifetime Maximum Benefit. Any amounts paid under the Plan that counted towards an individual’s Lifetime Maximum Benefit under Section G. before a Qualifying Event, shall apply against such individual’s Lifetime Maximum Benefit after the Qualifying Event.

               ii. Annual Maximums. Any amounts paid under the Plan that counted towards any annual maximum payable under the Plan under Section G. before a Qualifying Event are counted toward the individual’s annual maximum after the Qualifying Event.

          d. Annual Enrollment Periods. Any individual who elects COBRA Continuation Coverage under Section I.4.a. is entitled to change coverage during the annual enrollment period to any option that would be available to such individual immediately before COBRA Continuation Coverage became effective for such individual. Each individual who is an Executive or covered Dependent pursuant to this Section I. (other than an individual who was added as a Dependent under Section I.2.b. above) may make such election on an individual basis.

          e. Certificate of Group Health Plan Coverage. An individual covered under Section I.3. will receive a Certificate of Group Health Plan Coverage upon losing COBRA Continuation Coverage for any reason. This Certificate offers proof that the individual had been covered under the McKesson Corporation Executive Medical Plan, and it may allow the individual to receive credit toward a new health plan’s waiting period for preexisting conditions.

     3. Period of COBRA Continuation Coverage.

          a. In General. Each Executive or Dependent’s period of COBRA Continuation Coverage shall begin on the date coverage is lost as a result of the Qualifying Event which made the Executive or Dependent eligible for COBRA Continuation Coverage and shall end on the earliest of the following dates:

               i. The date for which COBRA Contributions were not timely made for the individual, pursuant to Section I.5.; or

               ii. The date after the election of COBRA Continuation Coverage when the individual first becomes covered under another group health plan, as an employee or otherwise, unless the other group health plan contains an exclusion or limitation for any preexisting condition of that individual; or

               iii. The date after the election of COBRA Continuation Coverage when the individual first becomes covered by and entitled to Medicare; or

               iv. The date when the employer ceases to provide any group health plan to any employee; or

               v. The date specified in (b), (c), (d), (e), or (f) below, whichever is applicable to the Qualifying Event; or

               vi. The last day of the month for which contributions were made when the Executive or Dependent elects to terminate COBRA Continuation Coverage.

          b. Special Rule for Periods of COBRA Continuation Coverage Subject to the Uniformed Services Employment and Reemployment Rights Act of 1994. Notwithstanding the foregoing, an Executive or Dependent’s period of COBRA Continuation Coverage that is subject to the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”) shall begin on the date of the Qualifying Event which results in the Executive or Dependent becoming eligible for COBRA Continuation Coverage and shall end on the earliest of the following dates:

               i. The 18-month period beginning on the date on which the Executive’s absence begins; or

               ii. The period ending on the day after the date on which the Executive fails to apply for or return to a position of employment with the Company, as determined under § 4312(e) of USERRA.

          c. Termination of Employee Status. If the first Qualifying Event of an Executive or a Dependent is the event which causes the Executive’s loss of status as an Executive as a result of a termination of employment, each individual’s period of COBRA Continuation Coverage will end 18 months after the date that coverage is lost due to the Qualifying Event (unless an earlier date is required by Section I.3.a.). Notwithstanding the above ending date, if a Covered Executive or Dependent is determined by the Social Security Administration to be disabled under Title II or XVI of the Social Security Act at any time during the first 60 days of COBRA Continuation Coverage and notifies the Company of such determination within 18 months following the loss of coverage due to the Qualifying Event then the disabled Executive or Dependent (and such person’s family members who also have COBRA Continuation Coverage) is entitled to continue their COBRA Continuation Coverage for up to 29 months from the date of the Qualifying Event; provided, however, that if following the end of the initial 18 months of COBRA Continuation Coverage, the disabled individual is determined by the Social Security Administration to no longer be disabled, COBRA Continuation Coverage shall end on the first day of the month that is at least 30 days after the date of the final Social Security determination that the individual is no longer disabled. Notwithstanding both of the above ending dates, if an individual incurs a subsequent Qualifying Event before end of the initial 18-month period of COBRA Continuation Coverage and elects COBRA Continuation Coverage for that Qualifying Event, COBRA Continuation Coverage for the prior Qualifying Event shall terminate immediately and coverage shall continue in accordance with Section I.3.f. below.

          d. Death of the Executive. If a Dependent’s first Qualifying Event is the death of the Executive, then the Dependent’s period of COBRA Continuation Coverage shall end 36 months after the date coverage is lost due to the Executive’s death unless an earlier ending date is required by Section I.3.a.

          e. Loss of Status as a Dependent. If a Dependent’s first Qualifying Event is his or her loss of status as a Dependent for any reason, including age, marriage, cessation of disability, cessation of financial dependence or divorce from the Executive, then the Dependent’s period of COBRA Continuation Coverage will end 36 months after coverage is lost due to such loss of status, unless an earlier ending date is required by Section I.3.a.

          f. Special Rule for Multiple Qualifying Events. If COBRA Continuation Coverage of an Executive or a Dependent ceases under Section I.3.a. due to a subsequent Qualifying Event which occurs coincident with or prior to the close of the 18-month period of COBRA Continuation Coverage, such Executive or Dependent will be entitled to COBRA Continuation Coverage for the subsequent Qualifying Event; provided, however, that the total period of COBRA Continuation Coverage for all Qualifying Events with respect to any individual shall not exceed 36 months from the date coverage is lost due to the first Qualifying Event.

          g. Executive’s Entitlement to Medicare. If an Executive becomes entitled to Medicare following the Executive’s termination of employment, retirement or reduction in hours of employment, the Dependent’s period of COBRA Continuation Coverage for this event will not be extended.

     4. Election of COBRA Continuation Coverage; Notice Requirements.

          a. Method of Election. An individual who is or will become eligible for COBRA Continuation Coverage under this Section I. may elect such coverage by filing the prescribed form with the Company at any time during the Election Period. The “Election Period” begins on or before the date of the Qualifying Event applicable to the individual and ends 60 days following the later of the date of such Qualifying Event or the date notice of availability of COBRA Continuation Coverage is sent to the individual pursuant to (b) below. Any election of COBRA Continuation Coverage which is not made during the Election Period shall be void. An election by the Executive or by the surviving Spouse or such Executive’s Domestic Partner, or former Spouse of an Executive will be deemed an election of COBRA Continuation Coverage on behalf of any Dependent who would lose coverage by reason of the same Qualifying Event; provided, however, that a Dependent (other than a minor child) may elect COBRA Continuation Coverage for himself if the Executive or the Spouse or such Executive’s Domestic Partner or former Spouse of the Executive does not elect COBRA Continuation Coverage for the Dependent. The election shall be effective as of the first day that the individual otherwise would lose coverage under the Plan. The former Spouse, surviving Spouse or surviving Domestic Partner or child of an Executive who individually elects COBRA Continuation Coverage pursuant to this Section I.4. a shall be treated as an Executive for all Plan purposes, including the required contributions under Section I.5.

          b. Notice by Employer. Within 44 days following the date that the Executive ceases to be an Executive as a result of a termination of employment, the Company or employing subsidiary shall notify the Executive and each Dependent of the Executive of the right to elect COBRA Continuation Coverage under this Section I. Within 44 days following an Executive’s death, the Company shall notify each Dependent of the Executive of the right to elect COBRA Continuation Coverage under this Section I. Within 14 days following receipt of a timely notice described in Section I.4.c. below, the Company shall notify each Dependent of the right to elect COBRA Continuation Coverage. Notification to the Spouse or Domestic Partner of the Executive will be deemed notification to all other Dependents of the Executive.

          c. Notice by Executive or Dependent. Each Executive or Dependent is responsible for notifying the Company or employing subsidiary of the divorce of the Executive and the Executive’s Spouse or the termination of a Domestic Partnership or the loss of status as a Dependent child. Such notification must be made within 60 days following such divorce, termination of a Domestic Partnership or loss of Dependent status. Each Executive or Dependent is responsible for notifying the Company or employing subsidiary within 30 days of a determination by the Social Security Administration that such Executive or Dependent is disabled within 18 months following the loss of coverage due to the Qualifying Event. Each Executive or Dependent is also responsible for notifying the Company or employing subsidiary of a later final determination by the Social Security Administration that such individual is no longer disabled within 30 days following such determination.

          d. Notice to the Insurance Company. As often as the Company or a party to whom such responsibility is properly delegated by the Company deems appropriate, the Company will notify the Insurance Company of an individual’s status as an Executive or Dependent under this Section I.

     5. COBRA Contributions.

          a. Amount of COBRA Contributions. “COBRA Contributions” are required to be paid by the Participant for each period of the Participant’s COBRA Continuation Coverage. The COBRA Contributions for continued coverage cannot exceed 102% of the estimated cost of providing such benefits under the Plan for the current year for similarly situated beneficiaries with respect to whom a Qualifying Event has not occurred. Notwithstanding the foregoing, the COBRA Contributions during the 19th through 29th month of COBRA Continuation Coverage, for Executives and Dependents who are determined by the Social Security Administration to be disabled under Title II or XVI of the Social Security Act at any time during the first 60 days of COBRA Continuation Coverage, shall be an amount determined by the Company, in its sole discretion; provided, however that such amount will not exceed 150% of such estimated cost. Such estimated cost will be determined by the Company based on (i) the projected costs for such year determined on the basis of actuarial factors prescribed by regulations under section 4980B(f) of the Code, or (ii) the actual cost to the Plan for the preceding year for such similarly situated beneficiaries, adjusted by the percentage increase or decrease in the implicit price deflator of the gross national product (calculated by the Department of Commerce and published in the Survey of Current Business) for the 12-month period ending on the last day of the sixth month of such preceding year. However, (ii) above will not apply in any year in which there is a significant difference in Plan benefits or in the number of Executives covered by the Plan since the preceding year.

     Notwithstanding the foregoing, the COBRA Contributions for continued medical, dental or vision coverage, or any combination thereof, as applicable, for Executive who perform service in the Uniformed Services of the United States for less than 31 days as provided under USERRA, cannot exceed the Executive share, if any, with respect to an Executive for whom a Qualifying Event has not occurred.

          b. Due Dates of COBRA Contributions. An Executive’s COBRA contributions for each month of COBRA Continuation Coverage are due prior to the first day of that month. However, any payment made within 30 days after the due date will be considered timely made. COBRA Contributions for any retroactive election of COBRA Continuation Coverage made pursuant to Section I.5. are due and payable within 45 days after the date of election.

          c. COBRA Contribution Shortfalls. If an Executive or an individual who is treated as an Executive remits a timely monthly contribution to the Plan or Insurance Company that is significantly less than the actual COBRA Contribution due for the month, the period of COBRA Continuation Coverage of the Executive or the individual who is treated as an Executive will be terminated immediately. If an Executive or an individual who is treated as an Executive remits a timely monthly payment that is not significantly less than the actual COBRA Contribution due for the month, the payment will be deemed to satisfy the Plan’s requirement for the amount that must be paid, unless the Plan notifies the Executive or the individual who is treated as an Executive of the amount of the deficiency and permits the Executive or the individual who is treated as an Executive to pay the deficiency within 30 days of the date of the notice of deficiency. Executives and individuals who are treated as Executives are responsible for paying all deficiencies. A monthly contribution of an Executive or an individual who is treated as an Executive will not be considered significantly less than the actual COBRA

Contribution due if the amount paid is less than or equal to the lesser of $50 (or such other amount as the Commissioner may provide in an IRS revenue ruling, notice, or other guidance published in the Internal Revenue Bulletin) or 10% of the actual COBRA Contribution due.

J. CLAIMS AND APPEALS

     The claims procedures described in this Section J shall apply except to the extent that there are alternate claims procedures described in the Certificate of Coverage issued by the Insurance Company.

     1. Claims Procedure.

          a. Application for Benefits. To entitle himself to the payment of any benefits for which he is eligible under the Plan, the Participant shall comply with such rules and procedures as the Company and the Insurance Company may prescribe with reference to the completion and filing of a claim form or forms and the furnishing of such pertinent information as the Insurance Company may request, together with documentary evidence in support of his claim to the Insurance Company. The Insurance Company may require that itemized bills, receipts and other proof of the loss be submitted in addition to the claim form. The Insurance Company may request that the Participant give the Insurance Company written authorization to obtain information from the Participant’s Physician pertaining to the diagnosis and related matters. Except as otherwise stated below, claims for benefits under this Plan must be submitted to the Insurance Company within 20 days after the date of the loss causing the claim or as soon as reasonably possible. The Insurance Company will furnish the Participant with a claim form within 15 days of the notice of the claim

     All claims must be filed no later than 90 days after the date of the loss causing the claim. If a Participant is not able to meet this deadline for filing a claim, a claim will still be accepted if the Participant’s delay was not caused by the Participant’s own fault and the Participant files the claim as soon as possible. If a Participant is legally incapacitated, a late claim will still be accepted if it is filed no more than two years after the deadline.

          b. Health Care Examinations. While a certification or claim is pending, the claimant must undergo a health care examination whenever reasonably required by the Insurance Company. No benefits will be paid if a claimant refuses to undergo such health care examination. The Insurance Company will have the right to have a physician or dentist of its choice conduct the examination. Such examinations shall be at the Insurance Company’s expense.

          c. Timing of Claims Decision. The Insurance Company shall adhere to certain time limits when processing a claim for a Plan benefit. If a claimant does not follow the proper procedures for submitting a claim, the Insurance Company shall notify the claimant of the proper procedures within the time frames shown in the chart below. If additional information is needed to process a claimant’s claim, the Insurance Company shall notify the claimant within the time frames shown in the chart below, and the claimant shall be provided additional time within which to provide the requested information.

     The Insurance Company will make a determination on a claim for a Plan benefit within the time frames indicated below based upon the type of claim: Urgent Care Claim, Pre-Service Claim, Post-Service Claim or Concurrent Care Claim.

Type of Notice or
Claim Event	Urgent Care Claim	Pre-Service Care Claim	Post-Service Care Claim

Notice of Failure to Follow the Proper Procedure to File a Claim	Not later than 24 hours after receiving the improper claim.	Not later than 5 days after receiving the improper claim.	Not later than 30 days after receiving the improper claim

Notice of Initial Claim Decision	If the claim when initially filed is proper and complete, a decision will be made as soon as possible, taking into account the medical exigencies, but not later than 72 hours after receiving the initial claim.

If the claim is not complete, the Insurance Company shall notify the claimant as soon as possible, but not later than 24 hours after receipt of the claim. The claimant shall have 48 hours to provide the information necessary to complete the claim. A decision will be made not later than 48 hours after receiving the requested information or, within 48-hours after the expiration of the 48-hour claimant deadline, whichever is earlier.	If the claim when initially filed is proper and complete, a decision will be made within a reasonable period of time appropriate to the medical circumstances, but not later than 15 days after receiving the initial claim, unless an extension, of up to 15 days, is necessary due to matters beyond the control of the Plan. The claimant shall be notified within the initial 15 days if an extension will be needed by the Plan. The notice shall state the reason for the extension.

A decision will be made not later than 15 days after receiving the initial claim, unless additional information is required from the claimant. The claimant will be notified during the initial 15 day period, and shall have 45 days to provide the additional information requested by the Plan. A decision will be made within 15 days after receiving the additional information or, within 15 days after the expiration of the 45-day claimant deadline, whichever is earlier.	If the claim when initially filed is proper and complete, a decision will be made within a reasonable period of time, but not later than 30 days after receiving the initial claim, unless an extension, of up to 15 days, is necessary due to matters beyond the control of the Plan. The claimant shall be notified within the initial 30 days if an extension will be needed by the Plan. The notice shall state the reason for the extension.

A decision will be made not later than 30 days after receiving the initial claim, unless additional information is required from the claimant. The claimant will be notified during the initial 30 day period, and shall have 45 days to provide the additional information requested by the Plan. A decision will be made within 15 days after receiving the additional information or, within 15 days after the expiration of the 45-day claimant deadline, whichever is earlier.

     If the claimant’s Concurrent Care Claim is also an Urgent Care Claim to extend a previously approved on-going course of treatment provided over a period of time or number of treatments, the Insurance Company will make a determination as soon as possible, taking into account the medical exigencies, and notify the claimant of the determination within 24 hours after receipt of the claim, provided that the claim was made to the Insurance Company at least 24 hours prior to the expiration of the prescribed period of time or number of treatments previously approved. If the claimant’s request for extended treatment is not made at least 24 hours prior to the end of the prescribed period of time or number of treatments, the request will be treated as an Urgent Care Claim and decided according to the timeframes described in the chart above.

     If an ongoing course of treatment was previously approved for a specific period of time or number of treatments, and the claimant requests to extend treatment in a non-urgent circumstance, the claimant’s request will be considered a new claim and decided according to the Post-Service Claim or Pre-Service Claim time limits, whichever applies.

     If the claimant’s Concurrent Care Claim is not an Urgent Care Claim, and there is a reduction or termination of the previously approved on-going course of treatment provided over a period of time or number of treatments (other than by Plan amendment or termination) before the end of the period of time or number of treatments, the claimant will be notified by the Insurance Company sufficiently in advance of the reduction or termination to allow the claimant to appeal the denial and receive a determination on appeal before the reduction or termination of the benefit. To appeal a denial of a Concurrent Care Claim, the claimant must follow the appeal procedures described in Section J.2.

          d. Denial of Claims. In the event any claim for benefits is denied, in whole or in part, the Insurance Company shall notify the claimant of such denial in writing within the time frames set forth in Section J.1.c.; provided, however, that the notice of denial for an Urgent Care Claim may be provided orally and a written or electronic confirmation shall follow within three (3) days. Such written notice shall set forth, in a manner calculated to be understood by the claimant, the following information:

               i. The specific reason(s) for the denial; and

               ii. Reference to the specific Plan provision(s) on which the denial is based; and

               iii. A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

               iv. A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on second review; and

               v. If an internal rule, guideline, protocol, or other similar criterion was relied upon in denying the claim, either the specific rule, guideline, protocol, or other similar criterion, or a statement that such rule, guideline, protocol or other similar criterion was relied upon in denying the claim, and that a copy of such rule, guideline, protocol, or other similar criterion will be provided to the claimant free of charge upon request; and

               vi. If the denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided to the claimant free of charge upon request.

     2. Review of Denied Claims.

          a. Named Fiduciary. The Insurance Company is the named fiduciary which has the discretionary authority to act with respect to any appeal from a denial of benefits. The Company is the named fiduciary which has the discretionary authority to determine eligibility for benefits and to construe the terms of the Plan.

          b. Right to Appeal. The Insurance Company provides for a two-level appeal process. Any person whose claim for benefits is denied, in whole or in part, or such person’s authorized representative, may appeal the denial by submitting a written request for a review of the claim to the Insurance Company within one hundred eighty (180) days after receiving written notice of the denial from the Insurance Company. A request for review shall set forth all of the grounds upon which it is based, all facts in support thereof, and any other matters which the claimant deems pertinent. The claimant shall be solely responsible for submitting a written request for review of the claim and any other information or evidence which the claimant intends the Insurance Company to consider in order to render a decision on review. A claimant requesting an appeal of a denied Urgent Care Claim may initiate an expedited appeal by calling the Insurance Company at the toll-free number on the ID card issued by the Insurance Company. The Insurance Company may require the claimant to submit such additional facts, documents or other material as it may deem necessary or appropriate in making its review.

          c. Procedures on Review. If the claimant (or the claimant’s authorized representative) requests a review of a denied claim, the following procedures shall apply:

               i. The claimant (or the claimant’s authorized representative) shall have the opportunity to submit written comments, documents, records, and other information relating to the claim; and

               ii. The claimant (or the claimant’s authorized representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information Relevant to the claimant’s claim for benefits (other than legally or medically privileged documents); and

               iii. The review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such comments, documents, records, and other information were submitted or considered in the initial benefit determination; and

               iv. The review shall not afford deference to the initial claim denial and shall be conducted by an appropriate named fiduciary of the Plan who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of that individual; and

               v. In deciding an appeal that is based in whole or in part on a medical judgment, including determinations with regard to whether a particular treatment, drug or other item is experimental, investigational, or not medically necessary or appropriate, the appropriate named fiduciary shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment, and such health care professional shall not be the individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal (nor the subordinate of such individual); and

               vi. The Insurance Company shall, upon request, provide for the identification of any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination.

          d. Decision on First Review. The Insurance Company shall act upon each request for a first review within the time frames indicated in the chart below.

Urgent Care Claim	Pre-Service Claim	Post-Service Claim

Not later than 36 hours after receiving the appeal	Not later than 15 days after receiving the appeal	Not later than 30 days after receiving the appeal.

     In the event that the Insurance Company determines on first review that benefits are payable under the Plan, the Insurance Company will process payment of the claim in accordance with the provisions of Section L.1. In the event that the Insurance Company confirms the denial of the claim, in whole or in part, the Insurance Company shall notify the claimant of such denial in writing. Such written notice shall set forth, in a manner calculated to be understood by the claimant, the following information:

               i. The specific reason(s) for the denial; and

               ii. Reference to the specific Plan provision(s) on which the denial is based; and

               iii. A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information Relevant to the claimant’s claim for benefits; and

               iv. A statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the completion of all levels of appeal required by the Plan; and

               v. If an internal rule, guideline, protocol, or other similar criterion was relied upon in denying the claim, either the specific rule, guideline, protocol, or other similar criterion, or a statement that such rule, guideline, protocol or other similar criterion was relied upon in denying the claim, and that a copy of such rule, guideline, protocol, or other similar criterion will be provided to the claimant free of change upon request; and

               vi. If the denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided to the claimant free of charge upon request.

          e. Right to Second Appeal. If on first review, the Insurance Company upholds the denial of a claimant’s claim for benefits, the claimant (or the claimant’s authorized representative) may again appeal the denial by submitting a written request for a second review of the claim to the Insurance Company within 60 days after receiving the written notice described in Section J.2.d.

     A request for a second review shall set forth all of the grounds upon which it is based, all facts in support thereof, and any other matters that the claimant deems pertinent. The procedures set forth in Section J.2.c. shall apply to the second review.

          f. Decision on Second Review. The Insurance Company shall act upon each request for a second review within the time frames indicated below.

               i. For Urgent Care Claims, not later than 36 hours after receiving the second appeal.

               ii. For Pre-Service Claims, not later than 15 days after receiving the second appeal.

               iii. For Post-Service Claims, not later than 30 days after receiving the second appeal.

     In the event that the Insurance Company determines on second review that benefits are payable under the Plan, the Insurance Company will process payment of the claim in accordance with the provisions of Section L.1. In the event that the Insurance Company confirms the denial of the claim, in whole or in part, the Insurance Company shall notify the claimant of such denial in writing. Such written notice shall set forth, in a manner calculated to be understood by the claimant, the information specified in Section J.2.d.

     3. Voluntary Appeal.

     The Insurance Company provides for a voluntary level of appeal if a claimant’s claim for benefits has been denied following the required second level of review. The procedure for the voluntary level of appeal is described in the Certificate of Coverage or Summary of Coverage provided by the Insurance Company.

     4. Exhaustion of Remedies.

     No action at law or in equity shall be brought to recover benefits under the Plan unless the action is commenced within three years after the occurrence of the loss for which a claim is made. No action at law or in equity shall be brought to recover a benefit unless and until the claimant has:

          a. Submitted a written claim for benefits; and

          b. Been notified by the Insurance Company that the claim is denied; and

          c. Timely filed a written request for a first review of the claim with the Insurance Company; and

          d. Been notified in writing that the denial of the claim has been affirmed on first review; and

          e. Timely filed a written request for a second review of the claim with the Insurance Company, if applicable; and

          f. Been notified in writing that the denial of the claim has been affirmed on second review, if applicable.

     5. Right to Receive and Release Necessary Information.

     For the purposes of determining the applicability of and implementing the terms of the provisions of the Plan or any provision of similar purpose of any other plan, the Insurance Company may, without the consent of or notice to any individual, release to or obtain from any insurance company or other organization or individual any information with respect to any individual which the Insurance Company deems to be necessary for such purposes.

     Any individual claiming benefits under this Plan shall furnish to the Insurance Company such information as may be necessary to implement this provision.

     Notwithstanding the above, no release of individual identifiable medical information will be made without the written authorization of that individual or his parent, conservator or guardian, if appropriate.

K. COORDINATION OF BENEFITS

     1. Provision for Coordination of Benefits.

          a. Coordination of Benefits.

               In coordinating benefits, one of the two or more plans involved shall be designated the primary plan and the others shall be designated secondary plans. The primary plan shall pay without regard to the other plans. If the Plan is secondary, the Insurance Company on behalf of the Plan shall coordinate its payments with those of the other plan(s) in accordance this Section K.

          b. Active Executives.

               With respect to active Executives and Dependents covered under the Plan, the benefits for each claim for benefits that would otherwise be payable during a calendar year under this Plan in the absence of this provision shall be reduced by the benefits payable for such claim under the other plans listed in Section K.1.d. below, for the expenses covered in whole or in part under this Plan. The rules in this paragraph apply whether or not a claim is made under one of the other plans listed in Section K.1.d. below. When another plan provides benefits in the form of services, the reasonable cash value of each service rendered, as determined within the sole discretion of the Insurance Company will be considered both an expense incurred and a benefit payable.

          c. Allowable Expense.

               “Allowable Expense” for purposes of this Section K. means any health expense, part or all of which is covered under any of the plans covering the person for whom a claim is made. The difference between the cost of a private hospital room and the semiprivate rate is not considered an Allowable Expense unless the patient’s stay in a private hospital room is medically necessary, either in terms of generally accepted medical practice or as specifically defined in the Plan and the Insurance Contract.

          d. Other Plans.

               As used in this Section K., the term “other plans” means any other plan of health expense coverage under group insurance or any other type of coverage for persons in a group. This includes plans that are insured and those that are not.

          e. Determination of Primary Plan.

               Except with respect to an involved plan which is the Medicare program, the primary plan shall be determined as follows:

               i. A plan with no rules for coordination with other benefits will be deemed to pay its benefits before a plan which contains such rules.

               ii. A plan which covers a person other than as a dependent will be deemed to pay its benefits before a plan which covers the person as a dependent.

               iii. Except in the case of a dependent child whose parents are divorced or separated, the plan which covers the person as a dependent of a person whose birthday comes first in a calendar year will be primary to the plan which covers the person as a dependent of a person whose birthday comes later in that calendar year. If both parents have the same birthday, the benefits of a plan which covered one parent longer are determined before those of a plan which covered the other parent for a shorter period of time.

               If the other plan does not have the rule described in Section K.1.e.iii. but instead has a rule based on the gender of the parent and if, as a result, the plans do not agree on the order of benefits, the rule in the other plan will determine the order of benefits.

               iv. In the case of a dependent child whose parents are divorced or separated:

                    (i) If there is a court decree which states that the parents shall share joint custody of a dependent child, without stating that one of the parents is responsible for the health care expenses of the child, the order of benefit determination rules specified in K.1.e.iii. will apply.

                    (ii) If there is a court decree which makes one parent financially responsible for the medical, dental or other health care expenses of such child, the benefits of a plan which covers the child as a dependent of such parent will be determined before the benefits of any other plan which covers the child as a dependent child.

                    (iii) If there is no such court decree:

                         (1) If the parent with custody has not remarried, the benefits of a plan which covers the child as a dependent of the parent with custody of the child will be determined before the benefits of a plan which covers the child as a dependent of the parent without custody.

                         (2) If the parent with custody of the child has remarried, the benefits of a plan which covers the child as a dependent of the parent with custody shall be determined before the benefits of a plan which covers that child as a dependent of the stepparent. The benefits of a plan which covers that child as a dependent of the stepparent will be determined before the benefits of a plan which covers that child as a dependent of the parent without custody.

               v. If the rules specified in Sections K.1.e.i, K.1.e.ii, K.1.e.iii. or K.1.e.iv do not establish an order of payment, the plan under which the person has been covered for the longest will be deemed to pay its benefits first; except that the benefits of a plan which covers the person on whose expenses a claim is based as a laid off or retired employee or the dependent of such person shall be determined after the benefits of any other plan which covers such person as an employee who is not laid-off or retired or a dependent of such person.

               If the other plan does not have provision regarding laid-off or retired employees and, as a result, each plan determines its benefits after the other, then the above paragraph will not apply.

               vi. The benefits of a plan which covers the person on whose expenses a claim is based under a right of continuation pursuant to federal or state law shall be determined after the benefits of any other plan which covers the person other than under such right of continuation.

               If the other plan does not have a provision regarding the right of continuation coverage pursuant to federal or state law and, as a result, each plan determines its benefits after the other, then the above paragraph will not apply.

     2. Effect of Medicare.

          a. If an involved plan is Medicare, Medicare shall be the primary plan and this Plan shall be the secondary plan except as provided below. This Plan shall be the primary plan with respect to Medicare for the following expenses:

               i. For expenses incurred by a Participant who is either an Executive or a Dependent who is the Spouse of an Executive, all Covered Expenses incurred during the period:

                    (i) Beginning on the first day of the first month in which the Participant became eligible for benefits under 42 U.S.C. § 426(a) (relating to attainment of age 65); and

                    (ii) Ending on the day on which the Participant ceases to be an Executive or a Dependent of an Executive;

Provided, however, that this period shall not include any month in which the Participant would, upon application, be entitled to end-stage renal disease benefits under 42 U.S.C. § 426-1.

               ii. For expenses incurred by a Participant who is either an Executive or a Dependent of an Executive, all Covered Expenses incurred during the period when:

                    (i) The Participant is eligible for or receives benefits under 42 U.S.C. § 426(b) (relating to certain disabled individuals); or

                    (ii) The Participant is not or would not be, upon application, entitled to end-stage renal benefits under 42 U.S.C. § 426-1; and

                    (iii) The Participant is covered by the Plan by virtue of the Member’s status as an Executive under the Plan.

          b. Any covered person who eligible for Medicare will be subject to the following requirements:

               i. All health expenses covered under the Plan will be reduced by any Medicare benefits available for those expenses. This reduction will be done before the health benefits of the Plan are figured.

               ii. Charges used to satisfy a persons Medicare Part B deductible will be applied under the Plan in the order received by the Insurance Company. Two or more charges received at the same time will be applied starting with the largest first.

               iii. Medicare benefits will be taken into account for any person while he or she is eligible for Medicare, regardless of whether the person is entitled to Medicare benefits.

               iv. Any rule for coordinating “other plan” benefits with those under the Plan will be applied after the Plan’s benefits have been figured under the rules of this Section K.2. Allowable Expenses will be reduced by any Medicare benefits available for those expenses.

     A person is “eligible for Medicare” if the person is covered under Medicare or is eligible for Medicare but has refused Medicare coverage, dropped Medicare coverage or failed to make a proper requires for Medicare coverage.

     Coverage will not be changed at any time when the Company’s compliance with federal law requires this Plan’s benefits for a person to be figured before benefits are figured under Medicare.

     3. Effect on Benefits.

     When the provisions of Section K. operate to reduce the total amount of benefits otherwise payable to a person covered under this Plan during a calendar year, each benefit that would be payable in the absence of this provision will be reduced proportionately, and such reduced amount will be charged against any applicable benefit limit of this Plan.

     4. Right to Information and Recovery.

          a. Whenever payments which should have been made under this Plan in accordance with Section K. have been made under any other plans, the Insurance Company has the right to transfer to any organizations making these payments any amounts the Insurance Company determines to be warranted in order to satisfy the intent of the above provisions, and amounts paid in this manner will be considered to be benefits paid under this Plan and, to the extent of these payments, the Insurance Company will be fully discharged from liability under this Plan.

          b. Whenever payments have been made by the Insurance Company, at any time, for Allowable Expenses in a total amount at any time in excess of the maximum amount of payment necessary at that time to satisfy the intent of the above provisions, the Insurance Company will have the right to recover these payments to the extent of such excess, from among one or more of the following as the Insurance Company shall determine: any individuals to or for or with respect to whom these payments were made, any insurance companies, health care service plans or any organizations.

L.	PAYMENT OF BENEFITS

     1. Payment of Claims. The Insurance Company will process a claim in accordance with this Section L promptly after it receives complete proof of the claim. If the Insurance Company finds that the claim is payable under the Plan, it will send payment to the Executive. The Insurance Company has the right to pay any benefits directly to the provider of services or supplies, unless the Executive has informed the Insurance Company otherwise at the time the claim is filed. Notwithstanding the foregoing, if the Plan has received a Qualified Medical Child Support Order, payment will be made to the Alternate Recipient’s custodial parent or legal guardian, unless payment directly to the provider of services or supplies has been authorized. In the event the Insurance Company pays any person less than the amount to which he or she is entitled under the Plan, the Insurance Company will promptly adjust the underpayment to the correct amount.

     2. Assignment. A Executive may assign his interest and property rights in the Plan only with the consent of the Insurance Company as provided in the Insurance Contract.

     3. Payment to Representative. In the event that a guardian, conservator, committee or other legal representative has been duly appointed for an Executive entitled to any payment under the Plan, any such payment due may be made to the legal representative making a claim therefore, and such payment so made shall be in complete discharge of the liabilities of the Plan therefore and the obligations of the Insurance Company and the Company.

     4. Recovery of Overpayments. If the Insurance Company makes a benefit payment to or on behalf of any person which exceeds the amount to which such person is entitled to receive under the Plan and Insurance Contract, the Insurance Company is entitled to require the return of the overpayment on request or to reduce any future benefit payment to such person or another person in such person’s family by the amount of the overpayment. This Section L.4 shall not affect any other right of recovery the Insurance Company may have with respect to such overpayment.

     5. Recovery for Third Party Expenses.

          a. Expenses Resulting From Acts of Third Person.

          When charges are incurred by a Participant for services relating to an accident, injury, or sickness for which any benefits are payable under the Plan., and the accident, injury or sickness arises under circumstances that my create a legal liability in another individual or organization, and whenever the Plan pays any amount to or on behalf of a Participant (a “Third Party Expense”), the Participant’s right of recovery (if any) from a third party shall be subrogated to the Plan to the extent of the Third Party Expense.

          b. Duty of Notification of Third Party Expenses.

          Any Participant claiming benefits under this Plan with respect to Third Party Expenses shall notify the Claims Administrator of expenses which are Third Party Expenses, in such manner as the Committee shall require, at the time a claim for benefits is submitted under this Plan.

          The Participant shall submit all information, documents and any other evidence which the Claims Administrator shall request in order to assist it in determining whether the Participant has or will be reimbursed by any person for the Third Party Expense.

     6. Participant’s Obligations.

          If any Participant is injured through the act or omission an any third person, or if expenses relating to an injury are reimbursable under a contract of no fault automobile insurance, the Participant shall receive benefits under the Plan only on the condition that the Participant agrees in writing to the following:

          a. To reimburse the Plan for the full amount of the Third Party Expense, not to exceed the amount of recovery received from the third party or no fault automobile insurance. The Company has the discretion to agree to a lesser amount of reimbursement, if determined to be in the best interest of the Plan. Such amounts shall be payable immediately upon the receipt of any damages collected against a third party or under no fault automobile insurance, whether in a legal judgment, settlement or otherwise; provided, however, that such reimbursement shall not include reasonable expenses in collecting such amount, including reasonable attorneys’ fees; and

          b. To execute and deliver, at the request of the Claims Administrator, such instruments, including an assignment to the Claims Administrator of any and all claims to recover amounts from any person for a Third Party Expense up to the amount of any benefits that would be paid under the Plan for such Third Party Expense, and do whatever else is reasonably necessary to secure the Plan’s rights to reimbursement out of such proceeds and

          c. To provide the Plan with a lien and order directing reimbursement of medical payments against any damages collected against a third party or under no fault automobile insurance, whether in a legal judgment, settlement or otherwise provided, however, that such reimbursement shall not include reasonable expenses in collecting such amount, including reasonable attorneys’ fees. Said lien and order shall be equal to the total amount of all benefits paid under the Plan; and

          d. To agree to a credit against payments to be made under the Plan in the future equal to the amount of any damages collected against a third party or under no fault automobile insurance, whether by legal judgment, settlement or otherwise, less any amount paid to the Plan pursuant to (1) above.

     In the event that the Participant fails to comply with the requirements of this Section, such Participant shall not be eligible to receive any further benefits under the Plan until such Participant has so complied.

     The Plan shall have the right to intervene in any suit or other proceeding to protect the reimbursement rights hereunder. The Participant shall be responsible for all fees of the attorney handling the claim against the third party.

M. SOURCE OF CONTRIBUTIONS

     1. Insurance Contract. Benefits under the Plan are provided pursuant to an insurance contract or contracts. Nothing contained in this Plan shall be deemed to create a trust of any kind for the benefit of any Executive or Beneficiary, or create any fiduciary relationship between the Company and any Executive or Beneficiary with respect to any assets of the Company.

     2. COBRA Contributions. Individuals who have COBRA Continuation Coverage under Section H, shall be required to make COBRA Contributions as provided therein. The amount of COBRA Contributions shall be determined by the Company, in the manner provided by Section I.5.A, and the Company shall communicate any change in these amounts to individuals who are required to contribute.

     3. Required Contributions. Each Executive who is receiving compensation from the Company or a subsidiary or affiliate under the regular Payroll shall make any required contributions to the Plan by Payroll deductions. Each other Executive shall make any required contributions to the Plan on a monthly or quarterly basis or in such other manner as determined by the Company. The Company will remit such contributions to the Insurance Company as necessary to pay required premiums under the Insurance Contract. The amount of an Executive’s required contributions shall be determined by the Company on the basis of premiums due under the Insurance Contract. The Company shall communicate any change in the amount of an Executive’s required contributions to such individuals from time to time.

     4. Company Contributions. The Company shall contribute to the Plan such amounts as are necessary to pay required premiums under the Insurance Contract or any reasonable administrative expenses of the Plan not paid by the Insurance Company. Except to the extent used to pay the reasonable administrative expenses of the Plan, all Company Contributions shall be remitted to the Insurance Company in accordance with the terms of the Insurance Contract.

     5. Payment of Expenses. The Company shall pay all expenses of the Plan except for such expenses as are paid by the Insurance Company pursuant to the terms of the Insurance Contract or any other agreement between the Insurance Company and the Company. The Company, or its delegate, shall have sole discretion to determine whether an expense of the Plan shall be paid by the Company or the Insurance Company, subject to the terms of the Insurance Contract or any other agreement between the Insurance Contract and the Company.

     6. Limitation of Liability. No liability for the payment of benefits under the Plan shall be imposed upon the Compensation Committee, the Company or its Officers, members of its Board of Directors or shareholders.

N. ADMINISTRATION OF THE PLAN

     1. In General. The Plan shall be administered by the Senior Vice President, Human Resources of McKesson. If the Senior Vice President, Human Resources is an Executive participating in the Plan, then any discretionary action he or she takes as Administrator which directly affects him or her as an Executive shall be specifically approved by the Compensation Committee. The Administrator shall have the ultimate responsibility to interpret the Plan and shall adopt such rules and regulations for carrying out the Plan as it may deem necessary or appropriate. Decisions of the Administrator shall be final and binding on all parties who have an interest in the Plan.

     2. Elections and Notices. All elections and notices made by an Executive under this Plan shall be in writing and filed with the Administrator.

     3. Action By Board and Compensation Committee. The Board and Compensation Committee may act under this Plan in accordance with their normal procedures and practice, including but not limited to delegation of their authority to act under this Plan.

     4. Applicable Law and Severability. The Plan hereby created shall be construed, administered and governed in all respects in accordance with ERISA and the laws of the State of California to the extent that the latter are not preempted by ERISA. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereunder shall continue to be effective.

O. DURATION AND AMENDMENT OF THE PLAN

     1. Permanence of the Plan.

     The Plan shall continue in full force and effect unless terminated, modified, altered or amended by the Company as provided in this Section O.

     Although the Company has established the Plan with the bona fide intention and expectation that it will be able to make contributions indefinitely, nevertheless the Company is not and shall not be under any obligation or liability whatsoever to continue its contributions or to maintain the Plan for any given length of time. The Company, through action of its Board of Directors, may, in its sole and absolute discretion, discontinue such contributions or terminate the Plan in accordance with its provisions at any time without any liability whatsoever for such discontinuance or termination.

     2. Right to Amend.

     The Company shall have the power to modify, alter, amend or terminate the Plan at any time. The Company, acting through the Board of Directors, may delegate the power and authority to amend the Plan to other designated Company employees. The Company has delegated the power and authority to amend the Plan to the Vice President of Human Resources and Administration as discussed in this Section O.2. The Vice President of Human Resources and Administration shall have the power and authority to amend the Plan in order to comply with new or changed legal requirements if such amendments do not materially increase the cost of the Plan. The Company shall have the power and authority to amend the Plan in all other instances. The Company shall also have the power to amend or terminate any agreement with an Insurance Company in connection with the Plan at any time; provided, however, that any amendment to any such agreement may be made only in accordance with the provisions of such agreement. The Company shall have the power to increase the COBRA Contributions or required contributions under the Plan of Members and their Dependents. Anything in Section O to the contrary notwithstanding, no such amendment, termination, or substitution shall operate to reduce the amount of any benefit payment otherwise payable under the Plan for charges incurred prior to the effective date of such amendment or termination.

P. DEFINITIONS

     For the purposes of the Plan, the following terms shall have the meanings indicated (other relevant terms are described in the Certificate of Coverage provided by the Insurance Company):

     1. “Active Service” means service with the Company by an Executive on a day which is one of the Company’s scheduled work days if he is performing in the customary manner the regular duties of his employment with the Company on that day either at one of the Company’s business establishments or at some location to which the Company’s business requires him to travel. An Executive will be considered in Active Service on a day which is not one of the Company’s scheduled work days only if he was performing in the customary manner the regular duties of his employment on the next or preceding scheduled work day or is on a Company approved vacation. Notwithstanding the foregoing, provided that an Executive has actually begun employment (i.e., shown for work) with the Company, for purposes of the Plan, such Executive shall also be considered to be in Active Service on a day which is one of the Company’s scheduled work days if he is not performing in the customary manner the regular duties of his employment with the Company due to injury or illness.

     2. “Administrator” shall mean the person specified in Section N.1.

     3. “Approved Retirement” shall mean any termination of employment with the Company after attainment of age 65 or any retirement before age 65 (other than a termination prior to the date the Executive has both attained age 55 and completed five “Years of Service” as defined in the [McKesson Corporation Retirement Plan] with the approval of the Compensation Committee).

     4. “Board” shall mean the Board of Directors of McKesson.

     5. “Company” shall mean McKesson Corporation and any member of its controlled group as defined by Sections 414(b) and 414(c) of the Internal Revenue Code of 1986, as amended.

     6. “Compensation Committee” shall mean the Compensation Committee of the Board.

     7. “Dependent” shall mean an Executive’s:

          a. Legally married Spouse unless legally separated;

          b. Domestic Partner;

          c. Unmarried children under 19 years of age from birth. Such children include the Executive’s or Executive’s Domestic Partner’s (1) biological children, (2) legally adopted children, (3) stepchildren, and (4) any other children with whom the Executive lives in a parent-child relationship or whose parent is the Executive’s child and is covered as a Dependent under the Plan.;

          d. Unmarried children after attainment of age 19 but under age 25 who are wholly dependent on the Executive for maintenance and support and are regular, full-time students at an accredited secondary school, college, university, vocational or technical school for training of nurses. Such children must otherwise meet the definition of Dependent children as provided in Section P.7.c above.

          e. Unmarried children after attainment of age 19 who are fully handicapped and who have not been issued a personal medical conversion policy. A child is fully handicapped if the child is not able to earn his or her own living because of mental retardation or a physical handicap which commenced prior to the child’s attainment of age 19 and is chiefly dependent on the Executive for maintenance and support. Such children must otherwise meet the definition of Dependent children as contained in Section P.7.c above. An Executive must provide proof that a child is fully handicapped to the Insurance Company and Plan Administrator no later than 31 days after the date the child reaches age 19. The Insurance Company has the right to examine such a child as often as needed while the handicap continues at the Insurance Company’s expense. The Insurance Company will not require an exam more often than once each year after two years from the date the child reached age 19.

     No one may be a Dependent of more than one Executive and no one may be covered under this Plan as both an Executive and a Dependent. Any Dependent who is also an Executive of the Company may elect not to be covered as an Executive under the Plan.

     8. “Domestic Partner” shall mean a person who meets and continues to meet all of the criteria detailed in McKesson Corporation’s Affidavit Declaring Domestic Partners, provided that the Executive has confirmed that his or her Domestic Partnership meets the requirements of the McKesson Corporation Affidavit Declaring Domestic Partners in any manner authorized by the Company and received a confirmation statement from the Company.

     9. “Domestic Partnership” shall mean a relationship between an Executive and a Domestic Partner.

     10. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     11. “Executive” shall mean an employee of the Company selected by the Compensation Committee to participate in this Plan pursuant to Section C.

     12. “Insurance Company” shall mean Aetna Life Insurance Company and any successor insurance companies that may be appointed by the Company to provide benefits under the Plan.

     13. “Insurance Contract” shall mean the group health insurance contract or contracts issued to the Company by the Insurance Company pursuant to the Plan.

     14. “McKesson” shall mean McKesson Corporation, a Delaware corporation.

     15. “Medical Child Support Order” shall mean any judgment, decree, or order (including approval of a settlement agreement) issued by a court of competent jurisdiction which either (1) provides for child support with respect to a child of an Executive or provides for health benefit coverage to such a child, is made pursuant to a State domestic relations law (including a community property law), and which relates to benefits under the Plan or (2) enforces a law relating to medical child support described in Section 1908 of the Social Security Act, as added by Section 13623 of the Omnibus Budget Reconciliation Act of 1993, with respect to the Plan.

     16. “Member” shall mean each Executive of the Company and Retiree and who elects to participate in the Plan in accordance with applicable eligibility and enrollment procedures.

     17. “National Medical Support Notice” shall mean any notice issued by a State IV-D agency pursuant to Section 466(a)(19) of the Social Security Act and Section 609(a)(5)(C) of ERISA, to the Company pursuant to an order that obligates a Member to provide health benefit coverage for the Member’s child or children. If properly completed, a National Medical Support Notice will be deemed to be a Qualified Medical Child Support Order.

     18. “Participant” shall mean any individual who is covered under the Plan.

     19. “Plan” shall mean this McKesson Corporation Management Survivor Benefits Plan.

     20. “Qualified Medical Child Support Order” means a Medical Child Support Order which creates or recognizes the existence of an Alternate Recipient’s right to, or assigns to an Alternate Recipient the right to, receive benefits for which a Member or beneficiary is eligible under the Plan, and satisfies the requirements stated in a. and b. below:

          a. A Qualified Medical Child Support Order must clearly specify:

               i. The name and last known mailing address of the Member and of each Alternate Recipient (or the applicable State official if the name and address of a State official has been substituted for the mailing address of an Alternate Recipient); and

               ii. A reasonable description of the type of coverage to be provided by the Plan to the Alternate Recipient, or the manner in which such type of coverage is to be determined; and

               iii. The period to which such order applies.

          b. A Qualified Medical Child Support Order may not require the Plan to provide any type or form of benefit, or any option, not otherwise provided under the Plan, except to the extent necessary to meet the requirements of a law relating to medical child support described in Section 1396(g) of the Social Security Act (title 42).

     A Qualified Medical Child Support Order shall also include a properly completed National Medical Support Notice.

          c. “Retiree” shall mean a former Executive who had been selected to participate in the Plan and who is eligible to continue coverage following his Approved Retirement.

          d. “Spouse” shall mean the person to whom the Executive is legally married.

          e. “Uniformed Services” means the uniformed services specified in 38 U.S.C. § 4303(16).

          f. “USERRA” means the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended from time to time.

Q. SUCCESSORS

     This Plan shall be binding on the Company and any successors or assigns thereto.

R. EXECUTION

     This Plan Document has been restated and adopted by McKesson Corporation and such adoption is certified to by the undersigned Officer of the Company to be effective January 1, 2004, except as otherwise stated herein.

McKesson Corporation

By

Paul E. Kirinic
Senior Vice President, Human Resources